Exhibit 99.1

Press Release

Contacts:

Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Announces Settlement of Federal Rubber
Chemicals Class Action Litigation

MIDDLEBURY, CT — October 4, 2006 - Chemtura Corporation (NYSE: CEM) announced that it has resolved the federal class action litigation involving rubber chemicals.  Chemtura entered into an agreement with class counsel in the federal rubber chemicals case on October 2, 2006 to pay $51 million to resolve the class claims.  This agreement, combined with settlements with other entities, means that Chemtura has now resolved over 90 percent of its exposure for United States rubber chemicals claims.

“This represents another important step in Chemtura’s resolution of legacy issues so that we may continue to focus on the future,” said Robert Wood, chairman and chief executive officer.

The $51 million settlement, which will be paid in the fourth quarter, is subject to court approval.  In anticipation of this settlement, $12.2 million was added to already existing rubber chemicals reserves in the third quarter.

Chemtura Corporation, with pro forma 2005 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.